Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION COMPLETES INAUGURAL $500 MILLION CREDIT FACILITY

DALLAS, TX (October 27, 2025) – Texas Pacific Land Corporation (NYSE: TPL)(“TPL” or the “Company”) today announced the completion of a new $500 million revolving credit facility (the “Credit Facility”). The Credit Facility was substantially oversubscribed with strong support from twelve financial institutions.

The Credit Facility bears interest at a per annum rate equal to SOFR plus 2.25% to 2.50% based on TPL’s debt-to-EBITDA leverage ratio. The Credit Facility has a $250 million accordion exercisable if new or existing lenders agree to provide or increase their commitments. The Credit Facility is initially unsecured with a springing security if the total debt-to-EBITDA leverage ratio exceeds 2.50x. The Credit Facility matures on October 23, 2029, and contains customary financial and other affirmative covenants, negative covenants, and events of default. The Credit Facility was undrawn at close.

“This new credit facility substantially enhances TPL’s liquidity at attractive rates and terms,” said Chris Steddum, CFO of TPL. “The robust support and participation from our banking participants demonstrate the quality of TPL’s business and its exceptional creditworthiness. TPL remains committed to maintaining a fortress balance sheet and high-margin business model. This expanded access to low-cost capital better positions TPL to execute on accretive growth opportunities and to expand shareholder return of capital.”

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 874,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provide revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at http://www.TexasPacific.com.

Contact:

Investor Relations

IR@TexasPacific.com

This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding TPL’s business strategy, plans and objectives. TPL believes that the expectations reflected in these “forward-looking statements” are reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond TPL’s control. In addition, assumptions may prove to be inaccurate. Actual results may differ materially from those anticipated or implied in “forward-looking statements” as a result of a variety of factors. These “forward-looking statements” speak only as of the date made, and other than as required by law, TPL undertakes no obligation to update or revise any “forward-looking statement” or provide reasons why actual results may differ, whether as a result of new information, future events or otherwise.